Exhibit 10.3

PERFORMANCE STOCK UNIT AGREEMENT

PURSUANT TO THE

FALCON MINERALS CORPORATION

2018 LONG-TERM INCENTIVE PLAN

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Participant: Daniel C. Herz

Grant Date: April 19, 2019

Target Number of Performance Stock Units Granted: 266,667

Maximum Number of Performance Stock Units Granted: 650,000

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THIS PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Falcon Minerals Corporation, a Delaware (the “Company”), and the Participant specified above, pursuant to the Falcon Minerals Corporation 2018 Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, the Committee has determined in accordance with the Plan that it would be in the best interests of the Company to grant the Performance Stock Units (“PSUs”) provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan as of the date hereof. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control; provided, however, that any provisions with respect to treatment of the PSUs upon the Participant’s Termination (as defined below) shall be as provided in this Agreement.

2. Grant of Performance Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of PSUs specified under Target Number of Performance Stock Units Granted above (i.e., 266,667 PSUs), provided that the Participant is eligible to earn PSUs up to the number of PSUs specified under Maximum Number of Performance Stock Units Granted above (i.e., 650,000 PSUs). Except as otherwise provided by the Plan and this Agreement, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement, including Section 3(b) below. Subject to Section 5 hereof, the Participant shall not have the rights of a stockholder in respect of the shares underlying this Award until such shares are delivered to the Participant in accordance with Section 4 hereof.

3. Vesting. The PSUs shall be subject to both time vesting and performance vesting.

(a) Subject to the further provisions of this Section 3, the PSUs subject to this grant shall time vest on August 23, 2021, provided that the Participant has not incurred a Termination prior to such date.

(b) The PSUs shall performance vest if the following performance targets are met on or prior to August 23, 2025, in accordance with the following schedules:

(i) 133,333.5 PSUs will vest on the date that the 30-Day VWAP (as such term is defined in that certain Contribution Agreement, dated as of June 3, 2018, by and among Royal Resources L.P., a Delaware limited partnership (“Royal Resources”), Osprey Energy Acquisition Corp., a Delaware corporation, and such other parties thereto named therein, as such agreement is in effect as of the date hereof (the “Contribution Agreement”)) equals or exceeds $10.00 per share (subject to adjustment in accordance with Section 12 hereof).

(ii) An additional 200,000.25 PSUs will vest on the date that the 30-Day VWAP equals or exceeds $12.50 per share (subject to adjustment in accordance with Section 12 hereof) (such target, the “Tier 1 Target” and any such date, the “Tier 1 Target Date”); provided that an additional number of PSUs shall vest under this Section 3(b)(ii) if any Extraordinary Dividends (as defined in the Contribution Agreement) were declared during the period commencing on the Grant Date and ending on the Tier 1 Target Date, with such additional number to be in the same proportion as the additional number of Common Units (as defined in the Contribution Agreement), if any, issued to Royal Resources under Section 2.6(a)(i) of the Contribution Agreement. Notwithstanding the foregoing, in no event will the amount of PSUs vesting pursuant to Section 3(b)(ii) exceed 316,666.25 in the aggregate.

(iii) An additional 200,000.25 PSUs will vest on date that the 30-day VWAP equals or exceeds $15.00 per share (subject to adjustment in accordance with Section 12 hereof) (such target, the “Tier 2 Target”, and together with the targets described in Section 3(b)(i) and Section 3(b)(ii), the “Targets”, and each, a “Target” and any such date, the “Tier 2 Target Date”); provided that the Tier 2 Target shall be decreased effective immediately after the declaration of any Extraordinary Dividend (as defined in the Contribution Agreement) during the period commencing on the Grant Date and ending on the Tier 2 Target Date, with such decrease in the Tier 2 Target, if any, to be the same as the decrease of the Adjusted Tier 2 Target for Royal Resources under the Contribution Agreement; provided further, that in no instance shall the Tier 2 Target be decreased below $12.50 (subject to adjustment in accordance with Section 12 hereof).

(iv) In the event of a Liquidity Event (as defined below) that results in distributions to stockholders or that involves shares of the Company being acquired pursuant to a tender offer or an agreement with the Company, the Price Target (to the extent not previously achieved) shall be applied using the Liquidity Event Price, as defined below, rather than the 30-Day VWAP as of the date of the Liquidity Event. For the avoidance of doubt, to the extent that the foregoing does not cause the PSUs to vest, the Targets shall continue to apply as set forth in clauses (i), (ii) and (iii) above.

(v) The term “Liquidity Event” shall have the meaning set forth in the Contribution Agreement.

(vi) The term “Liquidity Event Price” shall mean the highest price per share of Common Stock paid in any Liquidity Event.

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, except for acceleration as provided herein or in the Plan. For avoidance of doubt, once the 30-day VWAP targets set forth above are achieved, such PSU shall not become unvested if the trading price of the Company subsequently declines. Any PSUs that have not vested in accordance with the terms of this Agreement as of August 23, 2025 shall be forfeited for no consideration on August 23, 2025.

(c) Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the PSUs at any time and for any reason.

(d) Qualifying Termination. Upon the Participant’s Termination by the Company without Cause (as defined in that certain Employment Agreement, dated as of April 19, 2019, between the Company and the Participant (as amended, amended and restated, or supplemented from time to time, the “Employment Agreement”)) or by the Participant for Good Reason (as defined in the Employment Agreement) or upon the Participant’s Termination due to the Participant’s death or Disability (any such termination, a “Qualifying Termination”), the PSUs shall be time vested as of the date of termination and shall be performance vested, to the extent not yet performance vested, based on the achievement of one or more of the Targets, if any, achieved on or within 30 days following the Participant’s date of the Qualifying Termination. Any PSUs that have not vested in accordance with this Section 3(d) shall be forfeited for no consideration as of the date 30 days after the Qualifying Termination.

(e) Forfeiture. Subject to the Committee’s discretion to accelerate vesting hereunder, other than in the event of a Qualifying Termination, upon the Participant’s Termination for any reason before all of the PSUs subject to this grant have vested, any unvested PSUs shall automatically terminate and shall be forfeited as of the date of the Participant’s Termination.

4. Delivery of Shares or Cash.

(a) Within thirty (30) days following the date on which both the time and the performance vesting criteria have been met with respect to PSUs, the Participant shall receive the number of shares of Common Stock that correspond to the number of PSUs that have become vested on the applicable vesting date or, in the sole discretion of the Committee, an amount in cash equal to the Fair Market Value of a share of Common Stock on the date of vesting for each PSU. Whether payment is made in the form of Common Stock or cash, or a combination thereof, shall be determined in the sole discretion of the Committee.

(b) Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) ninety (90) days following the date such distribution would otherwise have been made hereunder.

5. Dividends; Rights as Stockholder. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any PSU, including any rights to cash dividends on shares of Common Stock issuable hereunder, unless and until the Participant has become the holder of record of such shares.

6. Non-Transferability. Subject to Section 19 hereof, no portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs or in the event of the Participant’s death or disability, as provided herein, unless and until payment is made in respect of vested PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.

7. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8. Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the PSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. In the discretion of the Participant, any such withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.

9. Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates, if any, representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section.

10. Securities Representations. The PSUs are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

(a) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.

(b) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, any shares of Common Stock issued to the Participant in respect of the PSUs must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares and the Company is under no obligation to register such shares (or to file a “re-offer prospectus”).

(c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issued to the Participant in respect of the PSUs hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

11. Restrictive Covenants.

(a) Confidentiality. During the course of the Participant’s employment with the Company, the Participant will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Participant agrees that the Participant shall not, directly or indirectly, other than in the good faith performance of his duties hereunder, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company, either during the period of the Participant’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Participant during the Participant’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes generally known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; (iii) is independently developed by Participant, or comes into possession of the Participant, other than in connection with his employment by the Company; or (iv) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) Noncompetition. The Participant acknowledges that (i) the Participant performs services of a unique nature for the Company that are irreplaceable, and that the Participant’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Participant has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Participant’s employment by a competitor, the Participant would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Participant has had and will continue to have access to these customers, (v) the Participant has received and will receive specialized training from the Company and its affiliates, and (vi) the Participant has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Participant’s employment. Accordingly, during the Participant’s employment hereunder and the Restricted Period (as defined below), the Participant agrees that the Participant will not engage in any Competitive Activities (as defined below) in any basin or location in which the Company or any of its subsidiaries owns any Hydrocarbon Interests (as defined below) (or otherwise makes any direct or indirect investment in any Hydrocarbon Interests or has demonstrable plans to commence any activities or direct or indirect investment in Hydrocarbon Interests or any Competitive Activities in any other basin or location in North America. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Participant has no active participation in the business of such corporation, or owning a passive investment in any mutual, private equity or hedge fund or similar pooled investment vehicle. For the purposes of this Agreement, (A) “Competitive Activities” shall mean owning any interest in, participating in (whether as a director, officer, employee, member, or partner), consulting with, rendering services for (including as an employee), or in any manner engaging in any business or enterprise involving or related to (I) the acquisition, ownership, operation, finance, maintenance, exploration, production and development of Hydrocarbon Interests, (II) the production and sale of oil, gas and other hydrocarbons produced from such Hydrocarbon Interests, (III) the sale or other disposition of such Hydrocarbon Interests or (IV) any upstream business or activities or oil or gas marketing activities or other energy-related activities; (B) “Hydrocarbon Interests” shall mean (I) all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including fee mineral interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), including any rights to acquire any of the foregoing and (II) all oil and gas gathering, treating, compression, storage, processing and handling assets of any kind, including all rigs, platforms, pipelines, wells, wellhead equipment, pumping units, flowlines, tanks, injection facilities, compression facilities, gathering systems, processing facilities and other related equipment or materials of any kind; and (C) “Restricted Period” means the period beginning on the Participant’s last day of employment with the Company and ending (I) on the second anniversary thereof, if such termination of employment occurs prior to the expiration of the Initial Term and (II) on the first anniversary thereof, if such termination occurs upon or after the expiration of the Initial Term.

(c) Nonsolicitation; Noninterference.

(i) During the Participant’s employment with the Company and the Restricted Period, the Participant agrees that the Participant shall not, except in the furtherance of the Participant’s duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii) During the Participant’s employment with the Company and the Restricted Period, the Participant agrees that the Participant shall not, except in the furtherance of the Participant’s duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 11(c)(ii) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, a general solicitation that is not targeted at employees, representatives, or agents of the Company shall not constitute a breach of this Section 11(c)(ii).

(d) Nondisparagement. The Participant agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Participant’s duties to the Company while the Participant is employed by the Company. The Company agrees to instruct its officers and directors at the time of the Participant’s termination and, to the extent the Participant is terminated in connection with a Change in Control, its officers and directors in the ninety (90)-day period following such Change in Control, not to make negative comments about or otherwise disparage the Participant other than in the good faith performance of duties to the Company. This Section 11(d) shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e) Inventions.

(i) The Participant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Participant’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Participant, solely or jointly with others, during the Employment Term (as defined in the Employment Agreement), or (B) suggested by any work that the Participant performs in connection with the Company, either while performing the Participant’s duties with the Company or on the Participant’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Participant will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Participant will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Participant irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Participant’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Participant will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Participant from the Company but at the Company’s sole expense. The Participant will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Participant from the Company.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Participant agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Participant. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Participant hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Participant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Participant hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Participant has any rights in the results and proceeds of the Participant’s service to the Company that cannot be assigned in the manner described herein, the Participant agrees to unconditionally waive the enforcement of such rights. The Participant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon including, without limitation, any rights that would otherwise accrue to the Participant’s benefit by virtue of the Participant being an employee of or other service provider to the Company.

(iii) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(g) Reasonableness of Covenants. In signing this Agreement, the Participant gives the Company assurance that the Participant has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11 hereof. The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by the restraints. The Participant agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Participant is subject to the constraints in Section 11(a) hereof, the Participant will provide a copy of Section 11 of this Agreement to such entity. The Participant acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Participant has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Participant further covenants that the Participant will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 11, and that the Participant will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 11 if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if the Participant challenges the reasonableness or enforceability of any of the provisions of this Section 11. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Participant’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 11.

(h) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) Tolling. In the event of any violation of the provisions of this Section 11, the Participant acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j) Survival of Provisions. The obligations contained in Sections 11 hereof shall survive the termination or expiration of the Employment Term and the Participant’s employment with the Company and shall be fully enforceable thereafter.

12. Adjustments for Certain Events. In the event that a transaction or change in capitalization described in Section 4.2(b) of the Plan occurs, without limiting the application of Sections 4.2 and 12.1 of the Plan, the Company shall equitably adjust the Targets to reflect the applicable event. In the event of a Liquidity Event, the PSUs either (i) shall be assumed by the surviving entity, with equitable adjustments to the number of PSUs and the Targets or (ii) shall be fully vested with respect to time vesting and with respect to performance vesting, shall be vested to the extent Targets are achieved as of the date of the Liquidity Event, and the shares of Common Stock to be paid in respect of the PSUs shall be treated in the Liquidity Event as are other shares of Common Stock.

13. Entire Agreement; Amendment. This Agreement, the Employment Agreement and the Plan, contain the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersede all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The rights of Participant under this Agreement may not be impaired or adversely affected in any manner by any amendment, suspension or termination of the Plan, except with the prior written consent of the Participant. This Agreement shall only be modified or amended by a writing signed by both the Company and the Participant.

14. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

15. No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in accordance with the Employment Agreement or, in the absence of an employment or similar agreement, in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

16. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

17. Compliance with Laws. The grant of PSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

18. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

19. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company, which consent shall not be unreasonably withheld.

20. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

22. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

23. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

24. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time, to the extent provided in Article XIII of the Plan; (b) the award of PSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FALCON MINERALS CORPORATION

By:	/s/ Jonathan Z. Cohen
Name:	Jonathan Z. Cohen
Title:	Chairman of the Board

PARTICIPANT

By:	/s/ Daniel C. Herz
Name:	Daniel C. Herz

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